Exhibit 10.8

BRIGGS & STRATTON CORPORATION

CEO RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, dated as of this          day of                     , 20    , is made by BRIGGS & STRATTON CORPORATION (the “Company”) to «Name» (the “Employee”).

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to provide an incentive for certain of its key employees to work for and manage the affairs of the Company in such a way that its shares become more valuable; and

WHEREAS, the Employee is a key employee of the Company or one of its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the premises, the Company hereby awards Restricted Stock to the Employee on the terms, conditions and restrictions hereinafter set forth.

1. AWARD. The Company hereby awards to the Employee «Number» shares of Restricted Stock on the date hereof (the “Award Date”). Restricted Stock means shares of the common stock of the Company, par value $0.01 per share, granted in accordance with this Agreement and Article 8 of the Company’s 2017 Omnibus Incentive Plan (as the same may be amended from time to time, the “Plan”).

2. PERIOD OF RESTRICTION. The Restricted Stock shall be forfeitable as described below until the shares become vested upon the first to occur, if any, of the following events:

(a) The termination of the Employee’s employment with the Company or a subsidiary by reason of Disability or death.

(b) Three (3) years from the Award Date.

(c) A Change in Control of the Company as defined in Article 2.8 of the Plan.

The period of time during which the Restricted Stock is forfeitable is referred to as the “Period of Restriction.” If the Employee’s employment with the Company or one of its subsidiaries or affiliates terminates during the Period of Restriction for any reason other than Retirement, Disability, death or termination by the Company without Cause, the Restricted Stock shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Employee and all rights of the Employee with respect to the Restricted Stock shall terminate. If the Employee’s employment with the Company or one of its subsidiaries or affiliates is terminated during the Period of Restriction without Cause, then the Restricted Stock shall be forfeited to the Company, without any further obligations of the Company to the Employee and all rights of the Employee with respect to the Restricted Stock shall terminate, on the date on which the Employee’s employment agreement with the Company would have expired had the Employee been provided a notice of nonrenewal of such employment agreement on the date of notice to Employee of termination of his or her employment without Cause, unless the Restricted Stock vested as described above prior to such expiration date. If the Compensation Committee of the Company’s Board of Directors determines that (i) the Employee has breached any of the obligations contained in the agreements referenced in Section 3 of this Agreement during the Period of Restriction or (ii) the Restricted Stock was awarded with respect to (A) a plan year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent plan year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any unvested Restricted Stock awarded under this Agreement to be forfeited.

Notwithstanding any provisions to the contrary, the Employee may not extend the Period of Restriction.

As used in this Section of this Agreement, “Cause” shall have the meaning stated in Article 2.7 of the Plan, “Disability” shall have the meaning stated in Article 2.15 of the Plan, and “Retirement” shall mean any termination of employment by the Employee or the Company for reason other than death after the Employee has achieved 30 years of service, age 62 with at least 10 years of service or age 65.

3. RESTRICTIVE COVENANTS. It shall be a condition to the effectiveness of this Agreement that the Employee shall have signed an employment or other agreement containing customary provisions relating to noncompetition during employment, nonsolicitation of employees and customers following employment, confidentiality and assignment of inventions to the Company, in the form proposed by the Company.

4. RIGHTS DURING PERIOD OF RESTRICTION. During the Period of restriction, the Employee shall have the right to vote the Restricted Stock and to receive cash dividends, stock dividends and other distributions made with respect to the Restricted Stock; however, all such stock dividends and other non-cash distributions shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock. The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Period of Restriction, except by will or the laws of descent and distribution.

5. CUSTODY. The Restricted Stock may be credited to the Employee in book entry form and held, along with any stock dividends relating thereto, in custody by the Company or an agent for the Company until the applicable restrictions have expired and the Employee provides other instructions. If any certificates are issued for shares of

Restricted Stock or any such stock dividends during the Period of Restriction, such certificates shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and the Employee shall deliver a signed, blank stock power to the Company relating thereto.

6. TAX WITHHOLDING. The Employee may satisfy any tax withholding obligations arising with respect to the Restricted Stock in whole or in part by tendering a check to the Company for any required amount, by election to have a portion of the shares withheld to defray all or a portion of any applicable taxes as provided in Section 22.2(b) of the Plan, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Employee. In the event that the Employee recognizes income tax prior to the end of the Period of Restriction, the Employee may then elect to apply shares of Restricted Stock that are the subject of this award to the Employee’s tax withholding payments as provided in Section 22.2(b) of the Plan.

7. IMPACT ON OTHER BENEFITS. The value of the Restricted Stock awarded hereunder, either on the Award Date or at the time such shares become vested, shall not be includable as compensation or earnings for purposes of any other benefit plan or program offered by the Company or its subsidiaries.

IN WITNESS WHEREOF, this Restricted Stock Award Agreement is executed by the parties as of the date set forth above.

BRIGGS & STRATTON CORPORATION

By:
Brian C. Walker
Compensation Committee Chair

«Name»

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